Prospectus Supplement No. 1 (To Prospectus Dated July 31, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-212373

IOVANCE BIOTHERAPEUTICS, INC.

Common Stock

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus included in Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-212373) dated July 31, 2017 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect the transfer by OrbiMed Partners II, L.P. of 877,700 shares of our restricted common stock and 1,030,726 uncertificated shares of our restricted Series B Convertible Preferred Stock to OrbiMed Partners Master Fund Limited.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 9, 2018.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The table beginning on page 6 of the Prospectus in the section titled “Selling Stockholders” is amended as follows.

The table is hereby revised to reflect the following transfers: (i) OrbiMed Partners II, L.P. transferred 877,700 shares of our restricted common stock to OrbiMed Partners Master Fund Limited; and (ii) OrbiMed Partners II, L.P. transferred 1,030,726 uncertificated shares of our restricted Series B Convertible Preferred Stock to OrbiMed Partners Master Fund Limited. The beneficial ownership information for the selling stockholder listed below is as of January 9, 2018.

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Percent	Being Offered	Number of Shares	Percent
OrbiMed Partners Master Fund Limited	4,210,526(2)(3)	5.80%	4,210,526	0	-

(2)	Shares of the Company are held by OrbiMed Partners Master Fund Limited (“OP Master”). OrbiMed Capital LLC (“Capital”) is the investment adviser for OP Master. Samuel D. Isaly (“Isaly”) is the managing member of, and owns a controlling interest in, Capital. Each of Capital and Isaly disclaims beneficial ownership of the shares held by OP Master, except to the extent of its or his pecuniary interest therein, if any.
(3)	Includes 2,273,726 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock.